Exhibit 23.6

EDGIN, PARKMAN, FLEMING & FLEMING, PC
CERTIFIED PUBLIC ACCOUNTANTS 1401 HOLLIDAY ST., SUITE 216 • P.O. BOX 750 WICHITA FALLS, TEXAS 76307-0750 PH. (940) 766-5550 • FAX (940) 766-5778	MICHAEL D. EDGIN, CPA DAVID L. PARKMAN, CPA A. PAUL FLEMING, CPA JOSHUA R. HARMAN, CPA

Consent of Independent Auditor

Suncrete, Inc.

521 East 2nd Street

Tulsa, Oklahoma 74120

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Suncrete, Inc. (the “Company”) of our report dated April 30, 2026, relating to consolidated financial statements of Hope Concrete, LLC as of and for the years ended December 31, 2025 and 2024, appearing in the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on May 11, 2026.

EDGIN, PARKMAN, FLEMING & FLEMING, PC

June 24, 2026